EXHIBIT 7

Transactions in the Securities of the Issuer during the Past 60 Days

Nature of Transaction	Amount of Securities Purchased	Price Per Share($)	Date of Purchase
SHANDA ASSET MANAGEMENT HOLDINGS LIMITED
Purchase of Common Stock	3,600,000	3.6070[1]	3/1/18
Purchase of Common Stock	1,750,000	3.6834[2]	3/1/18
Purchase of Common Stock	2,346,016	3.4293[3]	3/1/18
Purchase of Common Stock	3,988,238	3.7257[4]	3/2/18
Purchase of Common Stock	817,000	3.7000	3/2/18

1 This transaction was executed in multiple trades at prices ranging from $3.45 to $3.7. The price reported above reflects the weighted average purchase price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer full information regarding the number of shares and prices at which the transaction was effected.

2 This transaction was executed in multiple trades at prices ranging from $3.6 to $3.7. The price reported above reflects the weighted average purchase price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer full information regarding the number of shares and prices at which the transaction was effected.

3 This transaction was executed in multiple trades at prices ranging from $3.14 to $3.6. The price reported above reflects the weighted average purchase price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer full information regarding the number of shares and prices at which the transaction was effected.

4 This transaction was executed in multiple trades at prices ranging from $3.54 to $3.8. The price reported above reflects the weighted average purchase price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer or a security holder of the Issuer full information regarding the number of shares and prices at which the transaction was effected.